UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ichor Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ichor Holdings, Ltd.

3185 Laurelview Ct.

Fremont, California 94538

April 7, 2021

To Our Shareholders:

You are cordially invited to attend the 2021 Annual General Meeting of Ichor Holdings, Ltd. virtually at virtualshareholdermeeting.com/ICHR2021 and at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538, on May 11, 2021, at 9:00 a.m., Pacific Time.

Details of the business to be conducted at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement.

Your vote is important. Please take the time to carefully read each of the proposals described in the Proxy Statement and cast your vote by following the instructions in the Proxy Statement. Your vote will mean that you are represented at the Annual General Meeting regardless of, whether or not you attend in person or virtually.

Thank you for your support of Ichor Holdings, Ltd.

Sincerely,

/s/ Jeffrey Andreson

Jeffrey Andreson

Chief Executive Officer

Ichor Holdings, Ltd.

3185 Laurelview Ct.

Fremont, California 94538

NOTICE OF ANNUAL GENERAL MEETING

To Be Held on May 11, 2021

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual General Meeting (the “Annual Meeting”) of Ichor Holdings, Ltd. (the “Company,” “we,” “us” or “our”) will be held virtually at virtualshareholdermeeting.com/ICHR2021 and at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538, on May 11, 2021, at 9:00 a.m., Pacific Time, for the following purposes:

1.

To elect the Class II directors, Jeffrey Andreson and John Kispert, to hold office in accordance with the terms of our amended and restated memorandum and articles of association until our annual general meeting to be held in 2024 or until their successor is duly elected and qualified or until their earlier death, resignation, or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Due to the public health concerns regarding the COVID‑19 pandemic, we are providing our shareholders the opportunity to attend the Annual Meeting virtually through a webcast. The chairman of the Annual Meeting will still preside at the meeting in-person in accordance with Cayman law.

To participate in the virtual Annual Meeting at virtualshareholdermeeting.com/ICHR2021, you will be asked to enter the 16-digit control number located on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website. In support of the health and well-being of our shareholders and our community, we strongly urge that you attend the Annual Meeting virtually.

Our Board of Directors has declared the close of business on April 1, 2021 as the record date for the Annual Meeting. Only shareholders of record on April 1, 2021 are entitled to receive notice of and vote at the Annual Meeting.

Your vote is very important. We encourage you to carefully read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. All shareholders are cordially invited to attend the Annual Meeting in person and virtually. As an alternative to voting in person or virtually at the Annual Meeting, you may submit your proxy via the Internet, by mailing a completed proxy card, or by following the telephone instructions on the proxy card. For detailed information regarding voting instructions, please see the sections on voting shares beginning on page 2 of the accompanying Proxy Statement.

We appreciate your continued support of Ichor Holdings, Ltd.

By Order of the Board of Directors

/s/ Jeffrey Andreson

Jeffrey Andreson

Chief Executive Officer

Fremont, California

April 7, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2021 ANNUAL GENERAL MEETING TO BE HELD ON MAY 11, 2021:

THE PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT

IR.ICHORSYSTEMS.COM

Ichor Holdings, Ltd.

3185 Laurelview Ct.

Fremont, California 94538

PROXY STATEMENT

The Board of Directors (the “Board of Directors”) of Ichor Holdings, Ltd. (the “Company,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2021 Annual General Meeting to be held on May 11, 2021, at 9:00 a.m., Pacific Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held virtually at virtualshareholdermeeting.com/ICHR2021 and at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538.

We are sending our proxy materials on or about April 14, 2021 to our shareholders of record as of the close of business on April 1, 2021 (the “Record Date”). Our principal executive offices are located at 3185 Laurelview Ct., Fremont, California 94538 and our telephone number is (510) 897‑5200.

Introductory Note About the Company

Ichor Holdings, Ltd. was incorporated in the Cayman Islands on January 30, 2012 with registered number 265939. Our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law and the common law of the Cayman Islands. We completed the initial public offering of our ordinary shares on December 14, 2016.

We use a 52- or 53‑week fiscal year ending on the last Friday in December, and our fiscal quarters end on the last Friday of March, June, and September. The year ending December 31, 2021 is 53 weeks. The years ending December 25, 2020, December 27, 2019, and December 28, 2018 are all 52 weeks. For the purposes of this proxy statement (this “Proxy Statement”), all references to 2021, 2020, 2019, and 2018 are references to the fiscal years then ended.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors is soliciting proxies for the Annual Meeting. The Notice of Annual General Meeting, a proxy card, this Proxy Statement, and our 2020 Annual Report to Shareholders (the “Annual Report”) are being mailed on or about April 14, 2021 to shareholders as of the Record Date.

Where and When is the Annual Meeting?

We will hold the Annual Meeting on May 11, 2021 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538.

What am I being asked to vote on at the Annual Meeting?

We are asking our shareholders to consider the following proposals:

•	The election of the Class II directors, Jeffrey Andreson and John Kispert, to serve until their successors are duly elected and qualified or until their earlier death, resignation, or removal;
•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021; and
•	Any other business properly introduced at the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•

“FOR” the election of the Class II directors, Jeffrey Andreson and John Kispert, to serve until our annual general meeting to be held in 2024 or until their successors are duly elected and qualified; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were shareholders as of the Record Date. Registration and seating will begin on Wednesday, May 11 at 8:45 a.m., Pacific Time. Each shareholder will be asked to present proof of identification, such as a driver’s license or passport, and a proxy card, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

What must I do if I want to attend the Annual Meeting virtually?

To participate in the virtual Annual Meeting at virtualshareholdermeeting.com/ICHR2021, you will be asked to enter the 16-digit control number located on your proxy card. You may vote during the Annual Meeting by following the instructions available on the meeting website. In support of the health and well-being of our shareholders and our community, we strongly urge that you attend the Annual Meeting virtually.

How many votes do I have?

You have and may cast one vote for each ordinary share that you owned at the close of business on the Record Date. These shares include:

•	Shares registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), our transfer agent, for which you are considered the “shareholder of record”; and
•	Shares held for you as the beneficial owner through a broker, bank or other nominee.

As of the Record Date, we had 32,508,213 ordinary shares issued and 28,070,774 ordinary shares outstanding.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Broadridge, you are considered the “shareholder of record” with respect to those shares. We have sent the proxy materials for the Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Broadridge as “shareholders of record.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your ordinary shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as “beneficial owners” or “street name shareholders.”

What is a proxy?

A proxy is your legal designation of another person to vote the ordinary shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting to cast your vote. These officers are Jeffrey Andreson, our Chief Executive Officer, and Larry Sparks, our Chief Financial Officer.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, Jeffrey Andreson or Larry Sparks will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of our registered independent public accounting firm.

If any other matter is presented, your proxy will authorize Jeffrey Andreson or Larry Sparks to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the Annual Meeting other than the two proposals referenced in this Proxy Statement.

Voting Methods for Shareholders of Record

If you are a shareholder of record, you may vote by one of the following methods:

•

By Internet: You may vote over the Internet at proxyvote.com by following the instructions on the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 10, 2021.

•	By Telephone: You may vote by touch-tone telephone by calling 1‑800‑690‑6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 10, 2021.
•	By Mail: You may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.
•

In Person: You may attend the Annual Meeting in person and vote during the meeting by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card to the Annual Meeting.

•	Virtually: You may attend the Annual Meeting virtually and vote during the meeting by following the instructions available on the meeting website, virtualshareholdermeeting.com/ICHR2021.

Voting Methods for Street Name Shareholders

If you are a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name shareholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or by telephone;
•	Returning a later-dated proxy card;
•	Notifying our Secretary, in writing, at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538; or
•	Completing a written ballot at the Annual Meeting in person.

If you are a street name shareholder, your broker, bank or other nominee can provide instructions on how to change your vote.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding ordinary shares constitutes a quorum.

Your ordinary shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not count as votes for the purposes of the voting threshold. If there is no quorum present within half an hour of the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding our ordinary shares in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

What vote is required to approve each proposal?

The election of directors and the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting and entitled to vote on the proposal.

A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.

Who will count the vote?

A representative of Broadridge will tabulate the votes and act as the inspector of election.

Is my vote confidential?

Yes. We encourage shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. We have designated Broadridge, our independent transfer agent and registrar, to receive and tabulate shareholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

Where can I find the voting results?

We will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8‑K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Who pays for proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Board of Directors is currently comprised of eight members and divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual general meeting.

At the Annual Meeting, two directors will be elected to serve until our annual general meeting to be held in 2024 or until their successors are duly elected and qualified or until their earlier death, resignation, or removal. The Board of Directors, upon the recommendation of the audit committee of the Board of Directors (the “Audit Committee”) and the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), has nominated Jeffrey Andreson and John Kispert to serve as its Class II directors, all of whom are currently serving as Class II directors.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.

If you are a shareholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Jeff Andreson and John Kispert. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

We expect that Jeff Andreson and John Kispert will accept such nominations; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominated directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors currently consists of eight members.

The Board of Directors currently consists of six independent directors and is divided into three classes, with one class being elected at each year’s annual general meeting. Following the expiration of the initial term of a class of directors, each class of directors will serve a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The names our directors, and certain information about them, including their ages as of May 11, 2021, are included below:

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Nominees:
Jeffrey Andreson	II	59	Director and CEO	2020	2021	2024
John Kispert (1) (3)	II	57	Director	2018	2021	2024
Continuing Directors:
Wendy Arienzo (3)	III	66	Director	2020	2022	--
Laura Black (1) (3)	I	59	Director	2019	2023	--
Marc Haugen (1) (2)	III	56	Director	2017	2022	--
Iain MacKenzie (2) (3)	I	62	Lead Independent Director	2015	2023	--
Sarah O'Dowd (2) (4)	III	71	Director	2020	2022	--
Thomas Rohrs	I	70	Executive Chairman	2012	2023	--

(1)	Member of the Audit Committee.
(2)	Member of the Human Capital Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Sarah O’Dowd was appointed to serve as a member of the Board of Directors in May 2020.

Nominees for Director:

Jeffrey Andreson has served as a director of Ichor since February 2020 and as our Chief Executive Officer since January 2020. Previously, Jeff Andreson served as our President from April 2019 to January 2020 and our Chief Financial Officer from December 2017 to October 2019. Previously, Jeff Andreson served as the chief financial officer of Nanometrics Incorporated from September 2014 to December 2017. Prior to that, Jeff Andreson was executive vice president, finance and administration, chief financial officer, treasurer, and secretary of Intevac, Inc. from August 2007 to September 2014. From June to August 2007, Jeff Andreson held the position of executive vice president, finance at Intevac. Prior to joining Intevac, Jeff Andreson spent 12 years with Applied Materials in various controllership positions within the company, most recently as managing director, controller of the $2 billion Applied Global Services product group. From 1989 through 1995, Jeff Andreson held various financial management roles at Measurex Corporation. In addition, from February 2017 to November 2017 Jeff Andreson was member of the board of directors of Ultra Clean Technology. Jeff Andreson holds an M.B.A. from Santa Clara University and a B.S. in finance from San Jose State University.

Jeff Andreson is qualified to serve as a member of the Board of Directors because of his extensive experience in technology industries, significant senior leadership, and his strategic insight into Ichor, gained from his role as Chief Financial Officer, President, and his current role as Chief Executive Officer.

John Kispert has served as a director of Ichor since October 2018 and is the Chair of the Audit Committee. John Kispert currently serves as a Managing Partner of Black Diamond Ventures, a California-based venture capital firm leading sourcing, selection, and value-add efforts for companies from early to late stage, and Chairman of ESS Technology. Prior to that, John Kispert was CEO of Spansion, Inc., a developer and manufacturer of embedded semiconductors, from 2009 to 2015 where he lead the company out of bankruptcy in early 2009 to a profitable, growing company with over $1.5 billion in annual revenues, eventually completing a merger with Cypress Semiconductor in March 2015. Previously, John Kispert was with KLA Tencor, an S&P 500 global semiconductor leader, from 1995 to 2009, advancing to numerous high-level positions including President and COO from 2005 to 2009 and Executive Vice President and CFO from 2000 to 2005. John Kispert earned his MBA from UCLA in 1989.

John Kispert is qualified to serve as a member of the Board of Directors, chair of the Audit Committee, and a member of the Nominating and Corporate Governance Committee because of his extensive business and financial background, his multi-year service as the chief executive officer of an international technology company, his multi-year service in management positions at technology companies, and his experience in the venture capital industry.

Continuing Directors:

Wendy Arienzo has served as a director of Ichor since February 2020. Dr. Wendy Arienzo currently serves as the Vice President of Operations at Fujifilm Dimatix, a subsidiary of Fujifilm, a position she has held since 2013. She has served as a member of the Board of Directors of Power Integrations since 2017. From 2010 until 2013, Dr. Wendy Arienzo was the Chief Executive Officer and a director of ArrayPower. Previous technology leadership positions included serving as Executive Vice President of R&D at the Solar Energy Consortium, Vice President of Manufacturing Services at NXP Semiconductors, and Vice President and Director of Engineering at Philips Semiconductors. Dr. Wendy Arienzo holds a B.S. and M.S. in Materials Science Engineering from Brown University and a Ph.D. in Materials Science Engineering from Stanford University. Dr. Wendy Arienzo also holds a Certificate in Corporate Governance from the UCLA Anderson School of Management and has completed the Executive Management Program at the Stanford AeA Institute.

Dr. Wendy Arienzo is qualified to serve as a member of the Board of Directors and a member of the Nominating and Corporate Governance Committee because of her extensive business background and technological expertise gained from serving in many senior leadership positions within technology industries.

Laura Black has served as a director of Ichor since February 2019. Laura Black currently serves as a Managing Director of Needham & Company, a full service investment banking firm. She has been a member of the board of directors of Viavi Solutions Inc. since February 2018 and serves on the Corporate Development and Nominating and Governance Committees. From April 2012 to June 2019 she was a member of the board of directors of Super Micro Computer. Prior to joining Needham & Company in March 1999, Laura Black served as a Managing Director of Corporate Finance at Black & Company, an investment bank, beginning in July 1995. From July 1993 to June 1995, Laura Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments, and raised venture capital to back spin-off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing spread spectrum communication systems. Laura Black holds a BSEE from University of California at Davis, an MSEE from Santa Clara University, and an MS Management from Stanford.

Laura Black is qualified to serve as a member of the Board of Directors, chair of the Nominating and Corporate Governance Committee, and a member of the Audit Committee because of her extensive business and financial background and her multi-year service in senior investment banking positions.

Marc Haugen has served as a director of Ichor since August 2017. Marc Haugen currently serves as chief executive officer of Fralock Holdings, an engineered specialty materials solutions company and portfolio company of Arsenal Capital Partners, since February 2020. Previously, Marc Haugen was chief operating officer of Kateeva, Inc., a leading provider of OLED mass-production equipment solutions, from January 2018 to February 2020. In 2017, Marc Haugen established Following Seas Ventures LLC for consulting and private investment, primarily focused on equipment and solutions for sustainability and renewable energy. From 2016 to 2017, Marc Haugen was executive vice president of engineering and operations at Cepheid Inc., a leading molecular diagnostics company, a position he held until its acquisition by the Danaher Corporation. From 2013 to 2016, Marc Haugen was group vice president, worldwide operations and supply chain at Applied Materials, Inc. Prior to this, Marc Haugen held various general management, product, manufacturing, and business operations roles at Lam Research Corporation through the corporate vice president level, from 1998 to 2013. Marc Haugen’s service at Applied Materials and Lam Research included many years of international assignments at the senior executive level in Asia and Europe. Marc Haugen began his business career at Applied Materials from 1991 to 1998 after serving four years as an officer in the U.S. Navy on surface combatant ships. Marc Haugen received an M.B.A. from the University of California Los Angeles and the National University of Singapore and a B.S. in industrial and systems engineering from the University of Southern California.

Marc Haugen is qualified to serve as a member of the Board of Directors and a member of the Audit Committee and Human Capital Committee because of his extensive business and financial background and his multi-year service in management positions at international technology companies.

Iain MacKenzie has served as a director of Ichor since October 2015 and is the Lead Independent Director. Iain MacKenzie served as director of SMART Worldwide Holdings from April 2004 until retiring in April 2019 and President and CEO from September 2005 until retiring in June 2018. Iain MacKenzie served as its President from February 2002 to September 2005. Smart Worldwide Holdings became SMART Global Holdings through an acquisition by Silver Lake Funds in August 2011. Prior to that, Iain MacKenzie served as Vice President of Worldwide Operations of SMART Modular from August 1998 to February 2002 and as general manager of SMART Modular Technologies (Europe) Ltd. from June 1997 to August 1998. Iain MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering from the Kirkcaldy College of Technology (Fife University) in Scotland.

Iain MacKenzie is qualified to serve as a member of our board of directors, the Chair of the Human Capital Committee, and a member of the Nominating and Corporate Governance Committee because of his extensive senior leadership experience, technical expertise, and significant experience in operations, engineering and sales in the technology industries, as well as hi extensive business and financial background and his multi-year service as the chief executive officer of an international technology company.

Sarah O’Dowd has served as a director of Ichor since May 2020. Sarah O’Dowd is currently a director of the Independent Institute, a non-profit, non-partisan, public-policy research and communications organization, and is a member of the board of directors of Protagonist Therapeutics. From 2008 up until her retirement in March 2020, Sarah O’Dowd was senior vice president, chief legal officer, and secretary of Lam Research Corporation, and from 2009 to 2012, she also served as Lam’s vice president of human resources. Prior to joining Lam, from 2007 to 2008, Sarah O’Dowd served as vice president and general counsel of FibroGen, Inc., a publicly-traded biopharmaceutical firm. Prior to FibroGen, Sarah O’Dowd spent 28 years at a major law firm, Heller Ehrman LLP, where she founded both the Silicon Valley and San Diego offices, and ultimately chaired the firm’s global business practice groups, which spanned seven offices and included more than 250 attorneys. She has been a trusted adviser to numerous boards, board committees, and CEOs. In 2019, Directors Roundtable presented Sarah O’Dowd and her legal team with its Global Honor Award, given to general counsels and their law departments. Sarah O’Dowd holds a J.D. from Stanford Law School, an M.A. in communications from Stanford University, and an A.B. in mathematics from Immaculata College.

Sarah O’Dowd is qualified to serve as a member of the Board of the Board of Directors and member of the Human Capital Committee given her broad legal experience of multi-national businesses, her understanding of the semiconductor equipment market, and her prior experience in managing the Human Resource function of a large multi-national company.

Thomas Rohrs has served as Executive Chairman and director of Ichor since February 2012 and was Chief Executive Officer from September 2014 through January of 2020. Tom Rohrs is also a member of the board of directors of Advanced Energy and Intevac. Previously, Tom Rohrs served as Chief Executive Officer and Chairman of Skyline Solar from 2010 to 2012 and Electroglas from 2006 to 2009. Tom Rohrs also served as Senior Vice President of Global Operations and a member of the Executive Committee for Applied Materials from 1997 to 2002 and as Vice President of Worldwide Operations for Silicon Graphics from 1992 to 1997. Tom Rohrs previously served on the board of directors of Magma Design Automation, Ultra Clean Technologies, and Vignani Technologies. Tom Rohrs holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School.

Tom Rohrs is qualified to serve as a member and Executive Chairman of the Board of Directors because of his extensive experience in technology industries, including significant chief executive officer experience at technology companies, and his strategic insight into Ichor, gained from his role as Chief Executive Officer through January 2020.

Board Composition

Director Independence

In accordance with the NASDAQ rules, the Board of Directors annually determines the independence of each director. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with us that would interfere with the exercise of independent judgment. We monitor the status of our directors and officers through the activities of the Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, our Board of Directors has determined that each of Dr. Wendy Arienzo, Laura Black, Marc Haugen, John Kispert, Iain MacKenzie, and Sarah O’Dowd has no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ rules. Laura Black, Marc Haugen, and John Kispert also satisfy the requirements for independence imposed upon audit committee members by Rule 10A‑3 under the Exchange Act.

Board Leadership Structure

Tom Rohrs serves as Chairman of the Board of Directors. Under our amended and restated memorandum and articles of association, the chairman is elected by the affirmative vote of a majority of the directors then in office. The Board of Directors encourages at least annual executive sessions amongst non-management, which are presided over by our Lead Independent director, currently Iain MacKenzie, designated by the non-management directors.

In 2018, the Board of Directors appointed Iain MacKenzie as its Lead Independent Director to liaison between management and the other non-employee directors. The Lead Independent Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board of Directors meeting.

The Board of Directors believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board of Directors will continue to periodically review its leadership structure.

Board Meetings and Committees

During 2020, the Board of Directors held 9 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 8 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. Each member of the then-current Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he served.

Our directors are expected to attend the annual general meeting and all or substantially all of the Board of Directors meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The committees established by the Board of Directors for 2020 were the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In March of 2021, the Board of Directors approved the transformation of the Compensation Committee to the Human Capital Committee with expanded responsibilities for the management of our human capital. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation or as otherwise determined by the Board of Directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) oversight of the quality and integrity of our financial statements and financial reporting processes and of our systems of internal accounting and financial controls and disclosure controls; (2) the qualifications and independence of our independent auditors; (3) the performance of our independent auditors; and (4) compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and our Board of Directors.

The Audit Committee currently consists of Laura Black, Marc Haugen, and John Kispert. John Kispert is currently chair of the Audit Committee. The Board of Directors has determined that Laura Black, Marc Haugen, and John Kispert qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board of Directors has also determined that John Kispert and Laura Black qualify as “audit committee financial experts,” as such term is defined in Item 401(h) of Regulation S‑K under Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Human Capital Committee (Formerly the Compensation Committee)

The Human Capital Committee is responsible for, among other matters: (1) reviewing and approving all compensation, including incentive compensation and corporate and individual goals and objectives relevant to our chief executive officer, and evaluating our chief executive officer’s performance in light of those goals and objectives; (2) reviewing and approving the base salaries, incentive compensation and equity-based compensation of our other executive officers; (3) approving all significant compensation or incentive plans for executives and directors (including material changes to all such plans); (4) having the sole authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser after taking into account certain factors which address the independence of that consultant, counsel or adviser; (5) annually reviewing and discussing with management the Compensation Discussion and Analysis for our proxy statement, if applicable;  (6) discharging certain responsibilities of the Board with respect to organization and people matters, including directing the appropriate development of the Company’s human capabilities with emphasis on leadership development and succession plans; (7) evaluating the Company’s senior executives and discussing the results of the evaluation with the Board; (8) overseeing the Company’s development program for senior executives to ensure that the Company is continuously developing its senior executive talent; (9) periodically reviewing the succession plans of the executive officers (other than the CEO which shall be the responsibility of the full Board); (10) adopting, amending, and/or terminating and overseeing the Company’s major retirement and welfare plans and other benefit programs; and (11) reviewing matters relating to the Company’s workforce, including diversity and inclusion programs and the Company’s culture and talent development. Pursuant to its charter, the Human Capital Committee may also delegate any of its responsibilities to one or more subcommittees, as it may deem appropriate, to the extent allowed by applicable law and NASDAQ rules.

The Human Capital Committee currently consists of Marc Haugen, Iain MacKenzie, and Sarah O’Dowd. Iain MacKenzie is currently chair of the Human Capital Committee. The Board of Directors adopted a written charter for the Human Capital Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying and recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees of our Board of Directors; and (2) leading our Board of Directors in its annual review of the performance of our Board of Directors. The committee’s responsibility for identifying and recommending persons to join the Board of Directors follows a principle that composition of the Board of Directors should reflect a diversity of thought, backgrounds, skills, experiences, and expertise that are appropriate to our current and future state of affairs. Accordingly, in addition to the aforementioned criteria, the committee ensures that its pool of qualified candidates to be considered for directorship include those who bring gender and ethnic diversity. Pursuant to its charter, the committee may also delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and NASDAQ rules. In February 2021, the committee’s charter was expanded to include oversight of our corporate social responsibility initiatives, including the impact of environmental and social issues, and to recommend strategies for addressing environment, social, and governance issues that provide long-term sustainable value.

The Nominating and Corporate Governance Committee currently consists of Dr. Wendy Arienzo, Laura Black, John Kispert, and Iain MacKenzie. Laura Black is currently chair of the Nominating and Corporate Governance Committee. The Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Human Capital Committee Interlocks and Insider Participation

For 2020, our Human Capital Committee made all compensation decisions. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Capital Committee.

Other Committees

The Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Business Ethics and Conduct

We adopted a code of business ethics and conduct applicable to all of our officers, employees and unless specifically noted therein, all members of our Board of Directors. Copies of the code of business ethics and conduct is available on the Investors page of our corporate website at ir.ichorsystems.com. We expect that any amendments to the code of business ethics and conduct, or any waivers of our respective requirements, will be disclosed on our website. Our website is not part of this Proxy Statement.

Corporate Social Responsibility

We believe that corporate social responsibility (“CSR”) initiatives are an integral component of our business, and fundamental in creating sustainable value for our shareholders and wider stakeholder group. We are committed to continuous improvement across each critically important pillar: environment, social, and governance (“ESG”). Our Board of Directors, executives, and senior management are committed to values driven CSR initiatives and believe these efforts will benefit our customers, employees, and the communities in which we operate.

Environmental

We are committed to supporting programs that address climate change and sustainability, including programs that reduce our carbon footprint, solid waste, and water consumption through direct company initiatives and in collaboration with our customers and supply chain. Environmental CSR highlights include:

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Energy Efficient Operations. We are working to reduce our carbon footprint through optimization of our facilities’ energy usage by transitioning away from incandescent and fluorescent lighting to LEDs while upgrading and right-sizing manufacturing equipment with new more energy-efficient models. Further, we are collaborating with our customers and supply chain on transportation efficiency and evaluating sustainable packaging opportunities.

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Recycling. We have a strong recycling program and continue to improve methods to reduce our waste stream. These programs include paper products, metals, and slurries used in our manufacturing processes.

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Product Responsibility. Our products enable our customers to operate more efficiently and reduce waste by improving yields. Our new product development programs consider product features that reduce energy usage and waste generation, supporting our ongoing collaboration with our customers to reduce the environmental impact.

•	Regulatory Compliance. We maintain compliance with all environmental regulatory requirements.

Social and Ethical Practices

We are committed to improving diversity and inclusion in the workplace by creating a values-driven culture, prioritizing safety, investing in our employees’ career growth through experience, engagement, and education, and maintaining the highest standards in employment regulatory compliance. Social CSR highlights include:

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Employee Training, Development, and Engagement. We provide training and development in the areas of safety, compliance, on-the-job skill-building, and professional career advancement to all employees. We believe in providing stretch assignments for growth, opportunities to participate in projects, and initiatives across our global organization, and have a “promote from within” philosophy. We engage our workforce in skip-levels and listening sessions with our senior management to provide an open environment for two-way communication. We require annual training in diversity/inclusion best practices and compliance requirements for all managers.

•

Diversity and Inclusion. We have over 2,000 employees across the globe, and we value the background, experience, and skillset each employee brings. We are committed to attracting a diverse workforce and providing opportunities for on-the-job learning. We also invest in scholarship programs with local universities that are targeted at providing opportunities to under-represented minorities.

•	Charitable Contributions. We support local charities and encourage our employees to participate in company-led charitable drives, including local food banks in our communities.
•

Supply Chain. Our supplier handbook, which complements our employee code of ethics and business conduct, both of which are available on our website, provides a clear framework for how we expect our suppliers to conduct business with us. Our business practices are patterned after the responsible business alliance (“RBA”) framework, the world’s largest industry coalition dedicated to corporate social responsibility in global supply chains. We audit our suppliers’ health, safety, and responsible workplace practices, as well as conduct an annual audit to determine if our supply chain includes materials that contain conflict minerals. Our supplier handbook is available on our website at ichorsystems.com.

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Human Rights. We deeply respect the human rights of our employees and our wider group of stakeholders. Our employee code of ethics and business conduct and supplier handbook and code of ethics specifically prohibit activities involving forced labor or slavery, human trafficking, and child labor.

Governance

We are committed to corporate governance policies and practices demonstrating the highest standards of business ethics, and we ensure our employees, extended supply chain, and customers understand and follow our values and expectations to promote shareholder confidence in our company. We have procedures in place to ensure we follow all local and governmental regulations. We continuously review industry trends and best practices to ensure we continue to foster an environment centered around accountability. Our policies are outlined herein as well as on our website at ir.ichorsystems.com.  Governance CSR highlights include:

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Board of Directors Diversity. We added three industry veterans to our Board of Directors during the last two years, all of whom are women with extensive career experience. We assure an open board environment where discussion and debate are encouraged.

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Nominating and Corporate Governance Charter Expansion. The Nominating and Corporate Governance Committee responsibilities were expanded to include oversight of our ESG programs and results. The committee’s charter is available on our website at ir.ichorsystems.com.

•

Compensation Committee Responsibility Expansion and Renaming.  The Human Capital Committee (formerly the Compensation Committee) responsibilities were broadened to include development, management capabilities, succession planning, diversity and inclusion, culture, and talent development. The committee’s charter is available on our website at ir.ichorsystems.com.

•

Business Ethics and Conduct Training Compliance.  All employees and members of the Board of Directors are trained and affirm compliance with our comprehensive code of business ethics and conduct policy.

Risk Oversight

Our Board of Directors oversees the risk management activities designed and implemented by our management. Our Board of Directors executes its oversight responsibility for risk management both directly and through its committees. The full Board of Directors also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, and capital structure. In addition, our Board of Directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board of Directors has delegated to the Audit Committee oversight of our risk management process. Our other committees of our Board of Directors will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Considerations in Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual general meetings of shareholders, as specified in our amended and restated memorandum and articles of association. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees of our Board of Directors. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including shareholders, as it deems appropriate.

The Nominating and Corporate Governance Committee has not identified specific minimum qualifications that must be met or specific qualities or skills that must be possessed for a person to be considered as a candidate for director; however, the Nominating and Corporate Governance Committee and the Board of Directors value diversity and believe that the Board of Directors should be composed of individuals with knowledge and experience in many substantive areas that impact our business, including a diverse set of viewpoints, backgrounds, skills, experiences, and expertise. In addition to reviewing these factors, the Nominating and Corporate Governance Committee and the Board of Directors ensure that the pool of qualified persons to be considered for directorship include those who bring gender and ethnic diversity.

We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and we have highlighted in the individual biographies above the specific experience, attributes, and skills that led to the conclusion that each board member should serve as a director.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Pursuant to the our amended and restated memorandum and articles of association, shareholders who wish to recommend a candidate for consideration at our annual general meeting to be held in 2022 (the “2022 Annual Meeting”) may do so by delivering a written recommendation to our Secretary at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S‑K promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our amended and restated memorandum and articles of association. See “Other Matters—Shareholder Proposals” for more information on these procedures. No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our secretary must receive the notice not less than 90 days and not more than 120 days before the one‑year anniversary of the immediately preceding annual meeting of shareholders. This means, that for our 2022 meeting, our Secretary must receive the notice no earlier than January 11, 2022 and no later than February 10, 2022.

Corporate Governance Guidelines

In March 2020, our Board of Directors adopted Corporate Governance Guidelines that establish the governance framework within which our Board of Directors conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website at ir.ichorsystems.com. Our Board of Directors regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments. Our website is not part of this Proxy Statement.

Share Ownership Guidelines

In March 2020, our Board of Directors adopted share ownership guidelines to align the interests of our directors and executive officers (“Covered Individuals”) with those of our shareholders. The guidelines provide that each Covered Individual own ordinary shares with a value from one to three times their annual base salary or retainer within 5 years of March 26, 2020 or the date on which one becomes a Covered Individual, whichever comes later. Share ownership is defined as ordinary shares owned outright or in a trust established by a Covered Individual, unvested restricted shares, and in-the-money options to purchase ordinary shares. Covered Individuals subject to share ownership guidelines, and their respective ownership guidelines, are set forth below. All Covered Individuals are currently in compliance with our share ownership guidelines.

Covered Individual	Share Ownership Guideline (multiple of base salary or retainer)
Chief Executive Officer	2.0x
Chief Financial Officer	1.0x
Board of Directors	3.0x

Communications with the Board of Directors

Interested parties wishing to communicate with the Board of Directors or with an individual member or members of the Board of Directors may do so by writing to the Board of Directors or to the particular member or members of the Board of Directors, and mailing the correspondence to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. Each communication should set forth (i) the name and address of the shareholder, as it appears in our register, and if our ordinary shares are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of our ordinary shares that are owned of record by the record holder and beneficially by the beneficial owner.

Our Secretary, in consultation with appropriate members of the Board of Directors and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board of Directors, or if none is specified, to the Executive Chairman of the Board of Directors.

Director and Officer Indemnification and Limitation of Liability

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by applicable law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our 2021 consolidated financial statements. During 2020, KPMG LLP served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG LLP and even if our shareholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of us and our shareholders. At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021. The Audit Committee is submitting the appointment of KPMG LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of KPMG LLP will telephonically attend the Annual Meeting and will be available to respond to appropriate questions from our shareholders.

The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of our ordinary shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Audit and Related Fees

The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for 2020 and 2019:

Type of Fees	2020	2019
Audit Fees (1)	$1,313,355	$1,223,339
Audit-Related Fees (2)	125,000	-
Tax Fees (3)	25,415	88,954
Other Fees	-	-
Total audit and related fees	$1,463,770	$1,312,293

(1)

Represents fees and related expenses billed or expected to be billed by KPMG LLP for professional services rendered for the audits of our annual consolidated financial statements for 2020 and 2019, the reviews of interim period financial statements, and the issuance of a comfort letter in connection with our issuance of ordinary shares in December 2020.

(2)	Represents fees billed by KPMG LLP for Sarbanes-Oxley (“SOX”) preparedness procedures. KPMG will conduct an audit of our internal control over financial reporting in 2021.
(3)	Represents fees for tax consultation and tax compliance services rendered by KPMG LLP.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy and Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us, subject to the rules and regulations of the SEC, which provide that certain non-audit services accounting for less than five percent of the total fees paid to the independent auditor be approved by the Audit Committee retroactively. In accordance with the charter of the Audit Committee, approval can be made by the chairman of the Audit Committee (or any member of the Audit Committee if the chairman is not available) in between committee meetings and is required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at ir.ichorsystems.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and KPMG LLP;
•

discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

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received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the Audit Committee’s review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2020 Annual Report on Form 10‑K for filing with SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

John Kispert (Chair)

Laura Black

Marc Haugen

This report of the Audit Committee is required by the SEC and, in accordance with the rules and regulations of the SEC, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Below is a list of names, ages as of May 11, 2021 and a brief overview of the business experience of our executive officers:

Name	Age	Position/Title
Jeffrey Andreson	59	Chief Executive Officer
Phil Barros	41	Chief Technology Officer
Kevin Canty	65	Chief Operating Officer
Larry Sparks	60	Chief Financial Officer

Jeffrey Andreson See Board of Directors and Corporate Governance – Continuing Directors for Jeff Andreson’s biography.

Phil Barros has served as Chief Technology Officer of Ichor since September 2015. Previously, Phil Barros served as Senior Vice President of Engineering of Ichor since April 2011, and prior to that time, served as Vice President of Engineering at Ichor since 2009. Prior to serving at Ichor, Phil Barros served in various management positions at Celerity, Inc. from 2004 to 2009, including vice president of engineering and director of systems engineering, and served in various engineering and management positions at Applied Materials from 2000 to 2004. Phil Barros holds a B.S. in mechanical engineering from San Jose State.

Kevin Canty has served as Chief Operating Officer of Ichor since August 2017. Previously, Kevin Canty served as the vice president of worldwide operations for Aruba Networks from October 2010 to April 2017. Previously, Kevin Canty served as senior vice president of worldwide operations for Juniper Networks from May 2005 to October 2010, vice president of operations for Peribit Networks from January 2005 to May 2005, chief operating officer of Aurora Networks from March 2003 to January 2005, and vice president of operations and global materials of Applied Materials from August 1999 to March 2003. Prior to that time, Kevin Canty held operational roles with various companies, including 3Com Corporation and NeXT Computer. Kevin Canty holds an undergraduate degree in economics from State University of New York and an M.B.A. from Colorado State University.

Larry Sparks has served as Chief Financial Officer of Ichor since November 2019. Previously, Larry Sparks served in various financial management, controller, and operational roles at Applied Materials 1994 to 2019. Most recently Larry Sparks served as vice president finance, silicon worldwide operations, heading the finance organization responsible for supporting worldwide operations activities for the Semiconductor Solutions Group. Previous roles at Applied Materials included vice president finance and segment CFO of the Inspection Products and Display businesses, as well as earlier corporate and divisional controller positions and as vice president finance of Applied Global Services. From 2006 until 2007, Larry Sparks left Applied Materials to become vice president finance of FormFactor, Inc., and prior to joining Applied Materials he served in various finance roles at Unisys Corporation from 1985 until 1994. Larry Sparks earned his B.A. in business economics at the University of California, Santa Barbara, and his M.B.A. at the University of Southern California.

Family Relationships

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

Our Named Executive Officers (“NEOs”) for 2020, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

•	Jeffrey Andreson, our Chief Executive Officer;
•	Larry Sparks, our Chief Financial Officer; and
•	Phil Barros, our Chief Technology Officer.

The primary objectives of our executive compensation program have been to: (1) attract, engage, and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with incentives that effectively align their interests with those of our shareholders.

Our Human Capital Committee sets the compensation of our executive officers.

Executive Compensation Design Overview

Our executive compensation program has reflected our growth and development oriented corporate culture. To date, the compensation of our NEOs has consisted of a combination of base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options, restricted share units (“RSUs”), or other equity awards. Our executive officers and all salaried employees also are eligible to receive health and welfare benefits as well as participate in a 401(k) plan and an employee stock purchase plan.

Our Human Capital Committee evaluates our philosophy and compensation plans and arrangements as circumstances require. At a minimum, we evaluate and review our executive compensation, programs, objectives and philosophy on an annual basis and at the time of promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our NEOs for 2020 may not necessarily be indicative of how we may compensate our NEOs in future years.

Compensation Consultant and Compensation Peer Group

During 2020, our Human Capital Committee engaged its independent advisor, Radford, and our senior management to assess the objectives of our executive compensation plan and ensure it continues to meet our business needs. This included developing a peer group to serve as a market reference for establishing and evaluating 2020 compensation for our NEOs. Our 2020 peer group is comprised of 17 publicly-traded, industry specific companies. These companies were selected after the consideration of various criteria, including quantitative data such as annual revenues, market capitalization, and number of employees, and qualitative data such as served industries and market sector. For 2020, our peer group consisted of the following companies:

2020 Peer Group
3D Systems (DDD)	Kulicke and Soffa Industries (KLIC)	SMART Global (SGH)
Advanced Energy Industries (AEIS)	MACOM Technology Solutions (MTSI)	Synaptics (SYNA)
Axcelis Technologies (ACLS)	MTS Systems (MTSC)	Ultra Clean (UCTT)
Cohu (COHU)	Onto Innovation (ONTO)	Veeco Instruments (VECO)
Daktronics (DAKT)	OSI Systems (OSIS)	Xperi (XPER)
FormFactor (FORM)	Photronics (PLAB)

Elements of Compensation

Base Salary

The annual base salaries for our NEOs during 2020 were as follows:

Named Executive Officer	Before April 2020	After April 2020
Jeffrey Andreson (1)	$530,000	$530,000
Larry Sparks	$405,000	$415,000
Phil Barros	$400,000	$412,000

(1)	Jeff Andreson’s annual base salary was increased to $530,000 in January 2020 in connection with his promotion to CEO.

Incentive Compensation

We pay performance-based cash incentives to align the compensation of our NEOs with our short-term operational and performance goals, both financial and strategic initiatives, and provide near-term rewards for our NEOs to meet these goals. Our short-term, performance-based cash incentive plan for 2020 (the “2020 ICP”) provides for an annual incentive payment based on consolidated fiscal year financial performance, including revenue growth relative to the wafer fabrication equipment (“WFE”) industry, and individually scored corporate goals. These incentives are based on the attainment of pre-established financial and corporate goals, which are intended to motivate executives to work effectively to achieve objectives and reward them when objectives are achieved. The financial and corporate goal achievement results are reviewed and approved by the Human Capital Committee. Payments are made within 60 days following the end of our fiscal year.

Jeff Andreson’s target award for 2020 was equal to 85% of his base salary for the entire fiscal year, up to a maximum award of 170%. Larry Sparks’ target award for 2020 was equal to 70% of his base salary, up to a maximum award of 140%. Phil Barros’ target award for 2020 was equal to 60% of his base salary, up to a maximum award of 120%.

The following tables set forth (i) the financial metrics used to determine each NEO’s payment under the 2020 ICP, (ii) the weighting given to each metric, (iii) the related target for each metric, and (iv) and the corporate goal weighting that provides for individualized performance goals.

Target Metrics	Weight	Target (100% payout)
Revenue growth vs WFE industry (1)	30%	(1)
Non-GAAP gross margin (2)	20%	15.9%
Non-GAAP operating margin (2)	20%	9.6%
Corporate goals	30%	--
	100%

The following table sets forth the result that we achieved with respect to each metric based on internal reporting as of the end of our fiscal year and the corresponding percentage payout under the 2020 ICP. The actual result of certain metrics was subject to adjustment for nonrecurring or unusual expenses or events occurring during the period, and therefore the actual results of such metrics under the 2020 ICP as presented below may differ from the financial information set forth in our 2020 Annual Report on Form 10‑K:

Metric Performance	Actual	Percentage Payout
Revenue growth vs WFE industry (1)	30.0%	200%
Non-GAAP gross margin (3)	14.6%	33%
Non-GAAP operating margin (3)	8.3%	22%
Corporate goals	--	(4)

(1)

Calculated as our percent-growth in revenue from 2019 to 2020, less the percent-growth in total WFE industry revenues over the same period. This financial component pays out at 100% if our revenue growth exceeds the WFE industry by at least 10%, up to a maximum of 200% if our revenue growth exceeds the WFE industry by at least 15%. Our revenue growth exceeded the WFE industry by 30%, because our revenues grew 47% from 2019 to 2020, while WFE industry revenues grew approximately 17% during the same period.

(2)

The non-GAAP gross and operating margin financial targets scale as a function of our actual fiscal year revenue level. The targets increase or decrease as our actual revenue increases or decreases, respectively, relative to a 2020 benchmark established by the Human Capital Committee in early 2020. The targets disclosed above reflect this scaling based on our actual 2020 revenue. The gross margin targets, scaled for our actual 2020 revenue level, for a maximum (200%) and minimum (1%) payout were 16.3% and 13.9%, respectively; the operating margin targets were 9.9% and 7.9%, respectively. The non-GAAP gross and operating margin financial targets were revised in 2020 to take into account certain incremental costs due to the COVID‑19 pandemic. The Human Capital Committee recognizes that 2020 presented a challenging operating environment for us, due in part to the COVID‑19 pandemic.

(3)	Calculated in accordance with non-GAAP gross margin and non-GAAP operating margin as defined and set forth in our current report on Form 8-K filed with the SEC on February 2, 2021.
(4)

Corporate goal payout percentages for Jeff Andreson, Larry Sparks, and Phil Barros were 151%, 145%, and 145%, respectively. The Human Capital Committee sought to recognize management for delivering a record revenue breaking year, while also achieving corporate goals, despite the challenging operating environment.

The following table sets forth the bonuses earned by our NEOs for 2020 under the 2020 ICP:

Named Executive Officer	Amount Earned
Jeffrey Andreson	$428,000
Larry Sparks	$271,000
Phil Barros	$230,000

Equity Compensation

We issue equity awards under the Ichor Holdings Ltd. 2016 Omnibus Incentive Plan (as amended and restated, the “2016 Plan”), to incentivize and reward our executive officers, including our NEOs, for long-term corporate performance based on the value of our ordinary shares and, thereby, to align the interests of our executive officers with those of our shareholders. Prior to the consummation of our initial public offering in December 2016, we issued equity awards under the Ichor Holdings, Ltd. 2012 Equity Incentive Plan (the “2012 Plan”). These equity awards, through fiscal year 2020, have either been in the form of stock options to purchase our ordinary shares or RSUs. Jeff Andreson, Larry Sparks, and Phil Barros received equity awards during 2020 as stated below under “Summary Compensation Table.” Beginning in 2021, a portion of our NEO’s equity compensation will be in the form of performance share units (“PSUs”) with performance metrics that align to our long-term financial and new product development goals.

The size of equity awards to each of the NEOs reflects such officer’s importance as an executive officer taking into account, among other factors, such officer’s role and responsibilities, the competitive market for executive officers, and the size, value and vesting status of existing equity awards at the time new equity awards are granted. The market for quality executive officers is competitive and our board of directors relies on several factors to assess the competitiveness of the market including a compensation consultant as well as and our directors’ own experiences in recruiting and retaining qualified executive officers.

Equity Compensation Plans

2012 Plan

The 2012 Plan was adopted by our Board of Directors and approved by our shareholders in March 12, 2012. The 2012 Plan provides for the grant of stock options (both incentive and non-qualified) and stock awards (both restricted and non-restricted) to our outside directors, employees, and consultants. As of December 25, 2020, there were options to purchase 75,908 ordinary shares at a weighted average exercise price of $8.23 per share outstanding under the 2012 Plan.

2016 Plan

The 2016 Plan was adopted by our Board of Directors and approved by our shareholders in December 2016. The 2016 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other share-based awards and other cash-based awards to our directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us.

In March 2020, our Board of Directors approved amendments to the 2016 Plan to prohibit repricing of awards, subject to certain exceptions. Without shareholder approval, the Human Capital Committee is prohibited from (i) lowering the exercise price of a stock option or stock appreciation right after it is granted, except in connection with certain adjustments to our corporate or capital structure, such as stock splits, (ii) taking any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling a stock option or stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for cash or another award, unless the cancellation and exchange occur in connection with certain adjustments to our corporate or capital structure if and to the extent otherwise allowed under the 2016 Plan.

As of December 25, 2020, there were options to purchase 1,315,826 ordinary shares at a weighted average exercise price of $23.03 per share and 564,626 RSUs outstanding under the 2016 Plan.

2017 ESPP

The 2017 Employee Stock Purchase Plan (the “2017 ESPP”) was adopted by our Board of Directors and approved by our shareholders in May 2017. The 2017 ESPP grants employees the ability to designate a portion of their base-pay to purchase ordinary shares at a price equal to 85% of the fair market value of our ordinary shares on the first or last day of each 6-month purchase period. Purchase periods begin on January 1 or July 1 and end on June 30 or December 31, or the next business day if such date is not a business day. Shares are purchased on the last day of the purchase period.

Summary Compensation Table

The following tables present summary information regarding the total compensation paid to, earned by, and awarded to each of our NEOs in 2020 and 2019, respectively.

	2020
Named Executive Officer	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Jeffrey Andreson	$527,800	$-	$450,000	$1,050,000	$428,000	$18,700	$2,474,500
Larry Sparks	$412,200	$200,000	$102,000	$238,000	$271,000	$30,700	$1,253,900
Phil Barros	$408,700	$-	$255,000	$595,000	$230,000	$32,500	$1,521,200

	2019
Named Executive Officer	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Jeffrey Andreson	$428,500	$-	$375,000	$875,100	$104,700	$17,600	$1,800,900
Thomas Rohrs	$584,600	$-	$600,000	$1,400,000	$188,700	$22,400	$2,795,700
Phil Barros	$393,800	$-	$255,000	$995,100	$75,000	$18,500	$1,737,400

(1)	Represents Larry Sparks’ sign on bonus that was earned and paid during the first quarter of 2020.
(2)	The value of these stock options and stock awards was based on the fair value of the awards as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures.
(3)

Represents the actual amount earned by each of our NEOs under our short-term, performance-based cash incentive plan. See Executive Compensation – Elements of Compensation – Incentive Compensation Plan for additional information.

(4)	Represents matching 401(k) matching contributions, healthcare premiums, and group term life insurance premiums paid by us.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 25, 2020. Awards generally vest 25% on the one-year anniversary of the date of grant and then ratably on a quarterly basis over a three-year period thereafter, except as footnoted below.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Options Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Jeffrey Andreson	1/6/2020	0	28,571	$32.57	1/6/2027	--	--
	5/14/2019	12,636	21,059	$22.56	5/14/2026	--	--
	2/15/2018	7,009	3,191	$24.89	2/15/2025	--	--
	12/6/2017	40,500	13,500	$24.05	12/6/2024	--	--
	1/6/2020	--	--	--	--	32,238	$981,969
	5/14/2019	--	--	--	--	24,243	$738,442
	2/15/2018	--	--	--	--	1,441	$43,893
	12/6/2017	--	--	--	--	6,000	$182,760
Larry Sparks	5/12/2020	0	9,003	$21.76	5/12/2027	--	--
	11/12/2019	6,895	20,683	$31.21	11/12/2026	--	--
	5/12/2020	--	--	--	--	10,938	$333,171
	11/12/2019	--	--	--	--	23,550	$717,333
Phil Barros	5/12/2020	0	22,507	$21.76	5/12/2027	--	--
	5/14/2019	1,432	14,321	$22.56	5/14/2026	--	--
	2/15/2018	2,537	12,691	$24.89	2/15/2025	--	--
	4/13/2017	0	3,550	$17.14	4/13/2024	--	--
	5/12/2020	--	--	--	--	27,344	$832,898
	5/14/2019	--	--	--	--	16,485	$502,133
	2/15/2018	--	--	--	--	5,724	$174,353
	4/13/2017	--	--	--	--	1,600	$48,736

(1)	The market value reported in this table is based upon a price of $30.46 per share, which was the closing price of our ordinary shares on the last trading day of 2020.

Severance Obligations

The Human Capital Committee of our Board of Directors evaluates and reviews our executive compensation, programs, objectives, and philosophy on an annual basis. In 2019, the Human Capital Committee engaged Radford to advise on our executive compensation programs in connection with the Human Capital Committee’s annual compensation review. Radford assisted in refining our executive compensation strategies and practices in comparison to similarly situated peer companies, including with respect to severance and change in control programs.

In connection with this review and based on market data provided by Radford, the Human Capital Committee approved a new Select Severance Plan (the “Select Severance Plan”) pursuant to which we will provide severance pay and other benefits to eligible participants (the “Participants” and each, a “Participant”) in the event of such employee’s termination under certain circumstances described therein. The effective date of the Select Severance Plan was March 6, 2019 (the “Effective Date”).

The Select Severance Plan provides eligible officers (each an “Officer Participant” and collectively, “Officer Participants”) with the following benefits in the event of a termination of employment or service by us without “cause” (as defined in the Select Severance Plan) (and solely with respect to our CEO, upon resignation for “good reason” (as defined in the Select Severance Plan)):

•	nine‑month salary continuation (or 12 months in the case of the CEO);
•

a pro rata portion (based on the number of days employed during the applicable performance period from when the separation from service occurs) of the Officer Participant’s annual target cash performance bonus based on actual results;

•	continued health insurance coverage at the active employee rate for a period up to nine months (or 12 months in the case of the CEO).

In lieu of the benefits described above, if a Participant is terminated without cause or terminates employment for “good reason” during (1) the 90 day period prior to our entry into a definitive agreement that results in a “change in control” (as defined in the Select Severance Plan) (such termination, a “Pre‑CIC Termination”) or (2) the period commencing on a change in control and ending 12 months later (such termination, a “Post‑CIC Termination”), the Select Severance Plan provides Participants with the following benefits.

•	in the case of Officer Participants, a lump sum amount in cash equal to the employee’s base annual salary (or 2X such amount in the case of the CEO);
•

in the case of Officer Participants, a pro rata portion (based on the number of days employed during the applicable performance period from when the separation from service occurs) of the employee’s annual target cash performance bonus based on actual results;

•	in the case of Officer Participants, continued health insurance coverage at the active employee rate for a period of up to twelve months (or 24 months in the case of the CEO);
•	full vesting of any unvested stock-based awards and removal of restrictions with respected to restricted share awards; and
•	any stock option, stock appreciation right or similar award shall become fully exercisable.

The severance benefits payable under the Select Severance Plan are subject to: (1) the six month delay to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended; (2) the execution and non-revocation of a general release of claims in favor of us within a specified time period; (3) the Participant’s compliance with certain non-disparagement and confidentiality covenants following a termination; and (4) reduction to avoid any excise tax on “parachute payments,” but only if the executive would benefit from such reduction as compared to paying the excise tax.

Any benefits payable under the Select Severance Plan supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the executive and us unless a Participant’s employment or similar agreement provides for severance benefits that, in the aggregate, are more favorable to the Participant (in which case, such greater benefits will be paid under this Plan).

Equity Compensation Plan Balances

The following table sets forth the indicated information as of December 25, 2020 with respect to our equity compensation plans approved by our shareholders. We do not maintain any equity compensation plans that have not been approved by our shareholders.

Plan Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
2012 Plan (1)	75,908	652,971
2016 Plan	1,315,826	645,843
2017 ESPP	27,151	2,389,790
Total	1,418,885	3,688,604

(1)	We do not intend to issue further awards under the 2012 Plan as described above under “Elements of Compensation.”

Director Compensation

During 2020, our non-employee directors earned cash compensation for service on our board of directors. In addition, we reimbursed our directors for expenses associated with attending Board of Directors and committee meetings. The following table provides information regarding compensation earned by our non-employee directors for service as directors for 2020.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
Jeffrey Andreson (2)	$-	$-	$-	$-	$-	$-	$-
Wendy Arienzo	$52,500	$100,000	$-	$-	$-	$-	$152,500
Laura Black	$70,000	$100,000	$-	$-	$-	$-	$170,000
Marc Haugen	$67,500	$100,000	$-	$-	$-	$-	$167,500
John Kispert	$75,000	$100,000	$-	$-	$-	$-	$175,000
Iain MacKenzie	$95,000	$100,000	$-	$-	$-	$-	$195,000
Sarah O'Dowd	$41,300	$250,000	$-	$-	$-	$-	$291,300
Thomas Rohrs	$300,000	$500,000	$-	$284,400	$-	$32,900	$1,117,300

(1)	The value of these stock awards was based on the fair value of the awards as of the grant date calculated in accordance with ASC 718.
(2)	Refer to Executive Compensation – Summary Compensation Table above for a summary of Jeff Andreson’s 2020 compensation.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under applicable law.

We evaluate the compensation we pay to our non-employee directors on an annual basis. In the future, we may adjust director compensation in light of prevailing market terms and the additional responsibilities of our directors now that we are a public company.

Additional Compensation Programs and Policies

Clawback Policy

In March 2020, our Board of Directors adopted a clawback policy that allows it to require reimbursement of certain incentive compensation from an executive officer in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or in the event that negligent or unethical conduct damages our reputation. The policy applies to financial statements filed in a rolling three-year look-back period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Hedging and Pledging Prohibitions

We have an insider trading policy that, among other things, prohibits all of our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to our ordinary shares. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments), and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that are designed to have the effect of decreasing the risks associated with holding our securities.

REPORT OF THE Human Capital COMMITTEE

The Human Capital Committee operates under a written charter approved by the Board of Directors, which is available on our website at ir.ichorsystems.com.

The Human Capital Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Human Capital Committee has recommended to the Board of Directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the Human Capital Committee of the Board of Directors:

Iain MacKenzie (Chair)

Marc Haugen

Sarah O’Dowd

This report of the Human Capital Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table contains information about the beneficial ownership of our ordinary shares as of April 1, 2021:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;
•	each of our NEOs;
•	each of our directors; and
•	all directors and NEOs as a group.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to our ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2021 are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such shareholder’s name.

Unless otherwise indicated, our calculation of the percentage of beneficial ownership is based on 28,070,774 ordinary shares outstanding on April 1, 2021.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538.

Name	Number of Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
5% Shareholders:
BlackRock, Inc. (1)	3,716,967	13.2%
The Vanguard Group (2)	1,819,566	6.5%
FMR LLC (3)	1,498,950	5.3%
Directors and Executive Officers:
Thomas Rohrs (4)	319,289	1.1%
Jeffrey Andreson (5)	128,869	*
Phil Barros (6)	35,276	*
Larry Sparks (7)	23,585	*
Marc Haugen (8)	23,555	*
Iain MacKenzie (9)	22,838	*
John Kispert (10)	16,630	*
Laura Black (11)	13,996	*
Sarah O'Dowd (12)	6,319	*
Wendy Arienzo (13)	5,994	*
Directors and executive officers as a group (10 persons)	596,351	2.1%

*	Represents beneficial ownership of less than one percent (1%).
(1)

Based solely on a Schedule 13G/A filed on January 26, 2021 with respect to our ordinary shares directly owned by BlackRock, Inc. The address of the principal place of business of the reporting person is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on a Schedule 13G/A filed on February 10, 2021 with respect to our ordinary shares directly owned by The Vanguard Group. The address of the principal place of business of the reporting person is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based solely on a Schedule 13G filed on February 8, 2021 with respect to our ordinary shares directly owned by FMR LLC. The address of the principal place of business of the reporting person is 245 Summer Street, Boston, Massachusetts 02210.

(4)	Includes 274,419 shares that may be acquired within 60 days upon the exercise of vested options.

(5)	Includes 82,661 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of RSUs.
(6)	Includes 30,712 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of RSUs.
(7)	Includes 17,292 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of RSUs.
(8)	Includes 4,912 shares that may be acquired within 60 days upon the vesting of RSUs.
(9)	Includes 14,596 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of RSUs.
(10)	Includes 5,473 shares that may be acquired within 60 days upon the vesting of RSUs.
(11)	Includes 5,244 shares that may be acquired within 60 days upon the vesting of RSUs.
(12)	Includes 6,319 shares that may be acquired within 60 days upon the vesting of RSUs.
(13)	Includes 4,977 shares that may be acquired within 60 days upon the vesting of RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Related Person Transactions Policy and Procedures that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be participants, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect interest. Various transactions are not covered by this policy, including transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person, equity and debt financing transactions with a related person that are approved by our Board of Directors, and other transactions not otherwise required to be disclosed under Item 404 of Regulation S‑K. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons. Any related-person transaction may only be consummated if approved or ratified by the affirmative vote of a majority of our dis-interested directors then in office in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee for review and recommendation for approval to our Board of Directors. In considering related-person transactions, our Audit Committee and Board of Directors take into account the relevant available facts and circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

A copy of our Code of Ethics Policy, which includes our Related-Person Transaction Policy, is available on our corporate website at ir.ichorsystems.com. The information contained on our website is not part of this Proxy Statement.

No Related Party Transactions

There have not been any related-person transactions since the beginning of 2020, and no such transactions are currently proposed.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and other persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of securities ownership and reports of changes in securities ownership and to provide us with copies of all such filed forms. Based solely on our review of such copies or written representations from reporting persons, we believe that all reports were filed on a timely basis during 2020.

Proxy Solicitation

Our directors and officers may solicit proxies by telephone, electronic transmission and personally. Our directors and officers will not receive any special compensation for such services.

Shareholder Proposals

Shareholders who intend to present proposals at the 2022 Annual Meeting and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538, and such proposals must be received no earlier than January 11, 2022 and no later than February 10, 2022. Shareholders who wish to nominate a director must additionally be a shareholder of record on both the date of the giving of notice by such shareholder and the record date for the determination of shareholders entitled to vote at the 2022 Annual Meeting and on each such date the shareholder beneficially owned more than 15% of our issued and outstanding ordinary shares (unless contrary to applicable law). Such proposals must additionally meet the requirements set forth in the rules and regulations of the SEC, as well as the informational, notice and other requirements related to proposals set forth in Article 16 of our amended and restated memorandum and articles of association, in order to be eligible for inclusion in our proxy statement for our 2022 Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the one-year anniversary of the immediately preceding annual meeting of shareholders. This means, that for our 2022 meeting, our Secretary must receive the notice no earlier than January 11, 2022 and no later than February 10, 2022.

Director’s Attendance at the Annual Meeting

We invite members of the Board of Directors to attend our annual shareholder meetings and require that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may contact us at the following address:

Ichor Holdings, Ltd.

Attn: Secretary

3185 Laurelview Ct.

Fremont, California 94538

Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

2020 Annual Report and SEC Filings

Our 2020 audited consolidated financial statements are included in the Annual Report, which will be made available to shareholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report are posted on our website at ir.ichorsystems.com and are available from the SEC at its website at sec.gov. You may also obtain a copy of the Annual Report and this Proxy Statement without charge by sending a written request to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538.

Other Business

Other than the two proposals described in this Proxy Statement, the Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the officers named herein will have discretion to vote the ordinary shares they represent in accordance with their own judgment on such matters.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ICHR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ICHOR HOLDINGS, LTD. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 D46336-P55813 ICHOR HOLDINGS, LTD. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Withhold Nominees: ! ! 1a. Jeffrey Andreson ! ! 1b. John Kispert For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D46337-P55813 ICHOR HOLDINGS, LTD. Annual General Meeting May 11, 2021 9:00 AM, PDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jeffrey Andreson and Larry Sparks or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ICHOR HOLDINGS, LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting to be held at 9:00 AM, PDT on May 11, 2021, virtually at www.virtualshareholdermeeting.com/ICHR2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side